Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Velodyne Lidar, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-253970 and 333-254019) on Form S-8, and the registration statement (No. 333-262657) on Form S-3 of Velodyne Lidar, Inc., of our report dated March 1, 2022, with respect to the consolidated financial statements of Velodyne Lidar, Inc. as of December 31, 2021 and 2020, and the effectiveness of internal controls over financial reporting.

/s/ KPMG LLP

Santa Clara, California
March 1, 2022